UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2019
Date of Report (Date of earliest event reported)

GALA PHARMACEUTICAL INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-52044	42-1771014
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

18881 Von Karman Avenue, Suite 1440, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

(949) 851-9261
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K fi ling is intended to simultaneously satisfy the fi ling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                [_]

ITEM 8.01 OTHER EVENTS

Audit update: Gala Pharmaceutical Inc., (the “Company”) is unable to file, without unreasonable effort and expense, its Annual Report on Form 10-K for the fiscal year ended November 30, 2018 (the “2018 Form 10-K”) because the Company has experienced unexpected delays in its completion of the audit of its financial statements for the fiscal year ended November 30, 2018, due to the complexity and significant scope of work required to account for certain transactions and related tax accounting. As a result, the Company requires additional time to finalize its financial statements to be filed as part of the 2018 Form 10-K, and plans to file its Form 2018 10-K within the next 14 days.

Testing License Update: Gala Pharmaceutical Inc. had submitted an application to the city of Long Beach for cannabis testing laboratory license. While Gala was pursuing to receive its building permit to build a cannabis testing laboratory, the city advised Gala to apply for State application for licensing. Gala applied for State license in and received state license on December 10, 2018. Soon after receiving the license the state official contacted Gala for a facility tour. Such official had the impression that that the lab was already built. However the lab was not build because Gala was still waiting on city of Long Beach to issue build out permits. The state officials requested to surrender the state license voluntarily as a formality and re-apply for permanent state license once the labs is completely build out. Since then Gala received the building permit from the City of Long Beach and has started the build-out which is scheduled to be completed by May 19, 2019. Gala intends to resubmit the state application shortly.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 19, 2019	By:	/s/ Maqsood Rehman
Maqsood Rehman
	Title:	Chief Executive Officer

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